UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2007

ANDOVER MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-128526	51-0459931
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

510 Turnpike Street, Suite 204
N. Andover, MA	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 557-1001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment

This Form 8-K reports the completion of the Agreement and Plan of Merger dated as of March 20, 2007 (as amended, the “Merger Agreement”) by and among Andover Management Services, Inc. a New York corporation (“Buyer”), Andover Medical, Inc., as Guarantor (“AMI”), and Bernard Leff, Jank Partners LLC, Amerimedical Holdings, Inc., Marc Waldman, William Tobin, Joseph Anastasio, Jeanne Wilde, Marc Waldman, as agent for the stockholders, and Ortho-Medical Products Inc. (“OMI”), previously reported on a Current Report on Form 8-K filed on March 26, 2007.

Item 2.01  Completion of Acquisition or Disposition of Assets

On May 4, 2007, Buyer and AMI completed acquisition of 100% of the outstanding capital stock of OMI and the merger (the “Merger”) of the Buyer with and into OMI, with OMI as the surviving entity.

OMI is a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics.  Founded in 1982, it focuses on servicing the needs of patients in the Tri-State New York Region; explicitly the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, OMI has approximately 25 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations.  OMI has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. The audited financial performance of OMI for the year ended December 31, 2006 reflected net sales of approximately $3.2 million.

The aggregate purchase price paid was $2,445,000, subject to a post-closing adjustments and an escrow, consisting of $200,000 in cash, including an unsecured promissory note to the sellers in the amount of $100,000 due one year from closing with a simple interest rate of 6% per annum, and an aggregate of 3,300,000 shares of AMI common stock (the “Shares”) valued at $2,145,000, based on a price per share of $.65 which was the 10-day average prior to closing.  The issuance of shares of common stock in this transaction was subject to a ceiling of 3,300,000 shares which reduced the aggregate purchase price to $2,445,000 from $2,500,000.

Under the Merger Agreement, OMI management will continue post closing in accordance with certain employment or consulting agreements filed as exhibits to this Current Report.  The sellers included Marc Waldman and William Tobin, who will each serve as a consultant to both OMI and AMI pursuant to consulting agreements filed herewith; Jeanne Wilde, who will remain with OMI as its Administration Director; Joseph Anastasio, who will remain with OMI as its Operations Manager; Bernard Leff; Jank Partners LLC and Amerimedical Holdings, Inc. Edwin Reilly, AMI’s Chief Executive Officer, has been appointed Chief Executive Officer and President of OMI. Each of the sellers is subject to a non-compete agreement.

The amount of consideration for OMI was determined by arms length bargaining between the Buyer and the stockholders of OMI. The closing of the Merger was subject to the delivery of unqualified audited financial statements of OMI for the years ended December 31, 2006 and 2005. AMI funded the acquisition with cash and the issuance of stock to the selling stockholders as set forth above.

Item 3.02  Unregistered Sales of Equity Securities

(a)           On May 4, 2007, AMI issued the 3,300,000 shares to the former shareholders of OMI pursuant to the acquisition and merger described under Item 2.01 above (the “OMI Acquisition”).

(b)           The Shares comprised $2,145,000 of the Purchase Price for the OMI Acquisition.

(c)           The Shares were issued pursuant to an exemption claimed by AMI under Section 4(2) of the Securities Act of 1933, as amended.  Each of the sellers had access to the same information that would have been contained in a registration statement.

(d)           No convertible securities were issued.

Item 9.01  Financial Statements and Exhibits

(a)  Financial statements of business acquired.

In accordance with Item 9.01(a)(4) of Form 8-K, the Registrant will file the financial statements of the business acquired as required by Item 9.01(a)(1) within seventy one days after the due date of this Report.

(b)  Pro Forma financial information.

In accordance with Item 9.01(b)(2) of Form 8-K, the Registrant will file the pro forma financial information required by Item 9.01(b)(1) within seventy one days after the due date of this Report.

(d)           Exhibits.

Exhibit Number	Description
99.1	Consulting Agreement dated as of May 4, 2007 by and between Marc Waldman and Ortho-Medical Products Inc.
99.2	Financial Consulting Agreement dated as of May 4, 2007 by and between Marc Waldman and Andover Medical, Inc.
99.3	Consulting Agreement dated as of May 4, 2007 by and between William Tobin and Ortho-Medical Products Inc.
99.4	Financial Consulting Agreement dated as of May 4, 2007 by and between William Tobin and Andover Medical, Inc.
99.5	Employment Agreement dated as of May 4, 2007 by and between Jeanne Wilde and Ortho-Medical Products Inc.
99.6	Employment Agreement dated as of May 4, 2007 by and between Joseph Anastasio and Ortho-Medical Products Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2007	ANDOVER MEDICAL, INC.

By:	/s/ Edwin A. Reilly
Name: Edwin A. Reilly
Title: Chief Executive Officer